THE DELTA APPAREL DISTRIBUTION

PARTIES  TO  THE  DISTRIBUTION  AGREEMENT

     Delta  Woodside
     ---------------

     Delta Woodside is a South Carolina corporation with its principal executive offices located at 233 North Main Street, Suite 200, Greenville, South Carolina 29601 (telephone number: 864-232-8301).

     Prior to the Delta Apparel distribution, Delta Woodside and its subsidiaries had three operating divisions: Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company.

     - Delta Mills Marketing Company produces a range of cotton, synthetic and blended finished and unfinished woven products that are sold for the ultimate production of apparel, home furnishings and other products. After the Delta Apparel distribution and the Duck Head distribution, Delta Mills Marketing Company will remain the only continuing Delta Woodside operation.

     - Pursuant to the Delta Apparel distribution, Delta Woodside will distribute to its stockholders all of the outstanding common stock of Delta Apparel, which will continue the business formerly conducted by the Delta Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Delta Apparel Company division, see the information under the heading "Business of Delta Apparel".

     - Simultaneously with the Delta Apparel distribution, Delta Woodside will, pursuant to the Duck Head distribution, distribute to its stockholders all of the outstanding stock of Duck Head, which will continue the business formerly conducted by the Duck Head Apparel Company division of Delta Woodside and various subsidiaries of Delta Woodside. For a description of the business of the Duck Head Apparel Company division, see the information below under the subheading "Duck Head".

     Delta  Apparel
     --------------

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30096 (telephone number: 770-806-6800).

     Duck  Head
     ----------

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, P.O. Box 688, Winder, Georgia 30680 (telephone number: 770-867-3111). Duck Head's business is designing, sourcing, producing, marketing and distributing boys' and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head " (Reg. Trademark) label.

BACKGROUND  OF  THE  DELTA  APPAREL  DISTRIBUTION

     Since the middle of its 1998 fiscal year, Delta Woodside's board of directors has explored various means, in addition to effectively operating Delta Woodside's businesses, and has taken various actions to enhance stockholder value.

     On March 9, 1998, Delta Woodside announced that it was withdrawing from the circular knit fabrics business, which had operated under the name of Stevcoknit Fabrics Company, and would be selling or closing and liquidating its two knitting, dyeing and finishing plants in Wallace, North Carolina, and its yarn spinning plant in Spartanburg, South Carolina. In the announcement, Delta Woodside also stated that it had decided to sell its Nautilus International fitness equipment division, and had retained an investment banking firm to handle the sale.

     Delta Woodside completed most of the liquidation and sale of the Stevcoknit Fabrics Company division during its 1998 fiscal year. The Nautilus International sale was consummated in January 1999.

     On September 15, 1998, Delta Woodside announced that its board of directors had approved a plan to purchase from time to time up to 2,500,000 outstanding Delta Woodside common shares at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that Delta Woodside believed that, at times, its stock price was undervalued and that these purchases would enhance stockholder value.

     At a meeting on October 9, 1998, the Delta Woodside board of directors made the decision to sell the Duck Head Apparel Company division. To assist in this transaction, Delta Woodside hired an investment banking firm.

     On January 21, 1999, Delta Woodside announced that it had had discussions with third parties with respect to a possible sale of the Duck Head Apparel Company division, and that, based on these discussions, Delta Woodside was continuing to explore strategic alternatives for the Duck Head Apparel Company division, but could not be reasonably certain that a transaction on satisfactory terms would be consummated in the near future. The announcement stated that, for this reason, Delta Woodside had made the decision to continue to report the Duck Head Apparel Company division as a part of continuing operations.

     At a meeting on February 4, 1999, the Delta Woodside board of directors approved a plan to effect a major restructuring of Delta Woodside. This restructuring would have involved the spin-off to the Delta Woodside stockholders of each of Delta Woodside's two apparel divisions, leaving the Delta Mills, Inc. subsidiary, and its operating division, Delta Mills Marketing Company, in Delta Woodside. Simultaneously with the spin-off, Delta Woodside would have been sold to a third party buyer not yet identified. Under this plan, the Delta Woodside stockholders would have received, for their shares of Delta Woodside common stock, shares of each of the new spun-off apparel companies and cash for their post spin-off Delta Woodside shares. The plan would have been subject to the approval of the Delta Woodside stockholders. If the plan had been approved by the requisite stockholder vote, the Rainsford plant in Edgefield, South Carolina, would have been sold by the Delta Mills, Inc. subsidiary to the Delta Apparel Company division, the Delta Apparel Company division and the Duck Head Apparel Company division would have been separated into two corporations, and the stock of each of the Delta Apparel corporation and the Duck Head corporation would have been distributed to all of the Delta Woodside stockholders. The Delta Woodside board of directors decided that Delta Woodside would promptly begin the process of soliciting offers for the purchase of the post spin-off Delta Woodside common stock, and that Delta Woodside would retain an investment banking firm to assist in the implementation of this restructuring plan.

     On March 16, 1999, Delta Woodside announced that Robert Rockey was assuming the position of chief executive officer of the Duck Head Apparel Company division, effective immediately. The announcement stated that, after the planned spin-off of the Duck Head Apparel Company operation, Mr. Rockey would serve as chairman and chief executive officer of that new separate corporation.

     On March 23, 1999, Delta Woodside announced that it had engaged Prudential Securities Incorporated (which this document refers to as "Prudential Securities") to advise the Delta Woodside board of directors with respect to the previously announced plan to sell the portion of Delta Woodside remaining after the distribution to the Delta Woodside stockholders of the shares of stock of Delta Woodside's apparel businesses. The announcement also stated that the Duck Head Apparel Company division was no longer for sale.

     Following this announcement, Delta Woodside provided information--- to nineteen companies respecting a possible sale of the remaining Delta Woodside. None of these potential purchasers, however, made an offer for the remaining Delta Woodside that Delta Woodside considered to be satisfactory.

     On April 21, 1999, Delta Woodside announced that Robert W. Humphreys was assuming the position of president and chief executive officer of the Delta Apparel Company division. The announcement stated that, after the planned spin-off of the Delta Apparel Company operation, Mr. Humphreys would serve as the president and chief executive officer of that new separate corporation.

     At a meeting on June 24, 1999, the Delta Woodside board of directors decided to terminate the process of attempting to sell a post-spin-off Delta Woodside comprised solely of Delta Mills Marketing Company in line with its previously-announced plan, because it had not received any satisfactory offer for the business. The Board determined to continue to explore other strategies to enhance stockholder value, including: (1) the purchase of the Duck Head

Apparel Company division and the Delta Apparel Company division by the Delta Mills, Inc. subsidiary, or (2) a spin-off/recapitalization in which the apparel divisions would be spun-off to the Delta Woodside stockholders as separate public companies, and substantial cash would be paid out to stockholders from new borrowings by the remaining Delta Woodside.

- Under the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by Delta Mills, Inc. scenario, Delta Woodside, through its wholly-owned subsidiary, Delta Mills, Inc., would have continued to own the Duck Head Apparel Company division and the Delta
     Apparel Company division. This internal ownership restructuring could, however, have provided Delta Woodside with substantial cash, because Delta Mills, Inc. then had a substantial cash position and its senior note indenture would have permitted it to use cash for this purpose but not for the purpose of making dividend payments to its parent company, Delta Woodside. If this purchase scenario had been adopted, Delta Woodside could have used the cash provided by Delta Mills, Inc. in the purchase to make acquisitions of Delta Woodside common stock or other businesses, or for other purposes.

- Under the spin-off/recapitalization scenario, Delta Woodside stockholders would have received, for their Delta Woodside common shares, shares of each of the new spun-off apparel companies, cash and stock in the remaining Delta Woodside. Also, additional shares of the remaining Delta Woodside (representing more than 20% of the then outstanding shares of the remaining Delta Woodside) would have been sold to members of management of Delta
     Mills Marketing Company. Consummation of the spin-off/recapitalization transaction was to be conditioned upon receiving a favorable vote of the Delta Woodside stockholders.

     Following this announcement, Delta Woodside, with the assistance of Prudential Securities, explored the possibility of Delta Mills, Inc. refinancing its existing $150 million of 9-5/8% Senior Notes with a larger issue of indebtedness in order to effect the proposed recapitalization. During the time frame of this examination, however, the interest rates payable by issuers of new senior debt in the textile and apparel industries became higher than were deemed acceptable by the Delta Woodside board of directors.

     On August 20, 1999, Delta Woodside announced that, due to weakness in the bond market, Delta Woodside believed that its previously announced recapitalization/spin-off strategy was not feasible at that time. Delta Woodside further announced that, because Delta Woodside believed that its stockholders would best be served by separating the operating companies, Delta Woodside did not plan to pursue the acquisition of the two apparel divisions by its textile subsidiary, Delta Mills, Inc., at that time. The announcement also stated that Delta Woodside was continuing to explore strategic alternatives to accomplish the separation of its operating companies, and would announce specific plans in the upcoming months.

     On October 4, 1999, Delta Woodside announced that it planned to spin off to the Delta Woodside stockholders its two apparel businesses (Delta Apparel Company and Duck Head Apparel Company) as two separate publicly-owned corporations. The announcement further stated that Delta Woodside was in the process of transferring various corporate functions to its three operating divisions (Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company). The announcement stated that, upon the complete transfer of these functions or at the time of the spin-offs (as appropriate), the functions then being performed at the Delta Woodside level would no longer need to be performed at that level, and the executive officers of Delta Woodside would resign their positions with Delta Woodside. The announcement stated that, upon consummation of the spin-offs, Delta Mills Marketing Company would be Delta Woodside's sole remaining business, and William Garrett, the head of the Delta Mills Marketing Company division, would become President and Chief Executive Officer of the remaining Delta Woodside. The announcement stated that, in connection with the proposed spin-offs, significant equity incentives, in the form of stock options and incentive stock awards for the new public companies' stock, would be granted to the managements of the new companies. The announcement stated that Delta Woodside could not determine at that time whether the receipt of the apparel companies' stock would, or would not, be taxable to the Delta Woodside stockholders for federal income tax purposes, but that, at the time that Delta Woodside had sufficient information to determine the appropriate federal income tax treatment of the spin-offs, it would promptly provide the necessary income tax information to the Delta Woodside stockholders. The announcement stated that Delta Woodside believed that, even if the spin-offs were determined to be taxable for federal income tax purposes, the spin-offs would still be in the best interests of Delta Woodside's stockholders.

     On December 13, 1999, Delta Woodside announced that its board of directors had adopted a shareholder rights plan pursuant to which stock purchase rights have been distributed as a dividend to the Delta Woodside stockholders at a rate of one right for each Delta Woodside share held of record as of December 22, 1999. Delta Woodside stated that the rights plan is designed to enhance the Delta Woodside board's ability to prevent any person interested in acquiring control of Delta Woodside from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire Delta Woodside by means of unfair or abusive takeover tactics. Delta Woodside stated that its board had adopted the rights plan at that time because the Delta Woodside shares were trading at their lowest levels in Delta Woodside's history.

     At the same time, Delta Woodside announced that its board had approved a plan to purchase from time to time up to an aggregate of 5,000,000 shares of Delta Woodside's outstanding stock at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that this stock repurchase plan replaces the 2,500,000 stock purchase plan announced by Delta Woodside in September 1998.

     On December 30, 1999, Delta Woodside announced that each of Duck Head and Delta Apparel had filed a registration statement with the SEC to register the subsidiary's stock under the Securities Exchange Act of 1934, and that these filings were pursuant to the previously announced plan of Delta Woodside to spin off to its stockholders the Delta Apparel Company division and the Duck Head
Apparel Company division as two separate publicly-owned corporations. Delta Woodside also stated that, following completion of the spin-offs, Delta Woodside intends to propose to its stockholders the adoption of a new Delta Woodside stock option plan and a new Delta Woodside incentive stock award plan pursuant to which significant equity incentives could be granted to the new management of Delta Woodside.

REASONS  FOR  THE  DELTA  APPAREL  DISTRIBUTION

     The following discussion contains various "forward-looking statements". Please refer to "Forward-Looking Statements May Not Be Accurate" for a description of the uncertainties and risks associated with forward-looking statements.

     Since the summer of 1998, Delta Woodside's board of directors has been engaged in the process of exploring various means to maximize stockholder value. The alternatives that the Delta Woodside Board has examined have included:

     (a)  A potential sale of the Duck Head Apparel Company division;

     (b)  A  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders accompanied by a sale of the remaining company;

     (c) A pro rata tax-free spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders accompanied by a recapitalization of the remaining company that would involve a cash distribution to Delta Woodside's stockholders by that remaining company;

     (d)  A  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders;

     (e) A pro rata taxable spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders;

     (f) A disproportionate tax-free spin-off of one of Delta Woodside's apparel businesses to one of Delta Woodside's major stockholders accompanied by a pro rata tax-free spin-off of the other apparel business to all the other stockholders;

     (g)  A potential sale of the Delta Apparel Company business or assets;

     (h) A purchase by Delta Mills, Inc. of the Delta Apparel Company and the Duck Head Apparel Company businesses; and

     (i) Leaving Delta Woodside's three businesses in Delta Woodside in their current corporate form.

     During the course of this exploration, the Delta Woodside board witnessed a deterioration of general market conditions in the textile and apparel industries. This deterioration caused the market's perceived values of textile and apparel businesses to decline significantly.

     This decline, together with the information obtained by Delta Woodside in the process of exploring the alternatives described above, led the Delta Woodside board to conclude that:

     (i) Any sale or liquidation at this time or in the near future of any of Delta Woodside's businesses would, more likely than not, be at depressed and unacceptable prices; and

     (ii) Absent a change in circumstances, the interests of Delta Woodside and its stockholders would be best served by not pursuing the sale or liquidation of any of Delta Woodside's businesses at this time.

     The Delta Woodside Board also determined that the best interests of Delta Woodside and its stockholders would not be served by pursuing at this time any of the additional alternatives described above other than a pro rata spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders. The major factors that led to this conclusion were the general market condition deterioration described above and:

     (1) Contractual constraints, which added significantly to the costs of those alternatives that required additional financing to be incurred by Delta Mills;

     (2) Unfavorable debt market conditions, particularly for debt issuances by textile and apparel companies;

     (3) Insufficient buyer interest in any of Delta Woodside's businesses at prices deemed sufficient by the Delta Woodside board;

     (4) The Delta Woodside board's belief in the future enhanced stockholder value available from separating Delta Woodside's businesses into separate companies; and

     (5) The Delta Woodside board's conclusion that the interests of Delta Woodside and its stockholders would be adversely affected by any decision of the Delta Woodside board to delay implementing the separation of its businesses. The Board believes that continuing uncertainty in the marketplace as to Delta Woodside's strategic plans is likely to be damaging the relations of one or more of Delta
          Woodside's businesses with certain of its respective suppliers and customers, and that continuing uncertainty by the employees of Delta Woodside and its subsidiaries as to Delta Woodside's strategic plans could cause Delta Woodside or its subsidiaries to lose valuable employees.

     The Delta Woodside board, therefore, concluded that the best interests of Delta Woodside and its stockholders would be furthered by separating into distinct public companies Delta Woodside's three businesses (Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company), and that the best method to accomplish this separation and thereby enhance stockholder value that is available to Delta Woodside at this time is to effect a pro rata spin-off to Delta Woodside's stockholders of each of Delta Woodside's apparel businesses, whether that spin-off is tax-free or taxable for federal income tax purposes.

     In reaching this determination, the Delta Woodside Board took into account its belief that the separation of Delta Woodside's three businesses will further the following objectives, among others, and thereby enhance stockholder value:

     (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

     (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

     (c) As a reason to accomplish the Duck Head distribution, eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

     (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

     (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

     (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

     (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     In reaching its conclusion to effect the Delta Apparel distribution, the Board also took into account the following additional factors:

     - The opinion delivered to the Delta Woodside board by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that is described below;

     - The advice provided to the Delta Woodside board by Prudential Securities that is described below;

     - The financial information and statements of Delta Apparel set forth in this document under the heading, "Unaudited Pro Forma Combined Financial Statements", and at pages F-1 to F-20;

     - The Delta Woodside board's knowledge of the business, operations, assets and financial condition of Delta Apparel;

     -    Delta  Apparel  management's  assessment  of the  prospects  of  Delta
          Apparel;

     - The current and prospective economic environment in which Delta Apparel operates; and

     -    The terms of the distribution agreement and the tax sharing agreement.

     All members of the Delta Woodside board (other than Bettis C. Rainsford) voted in favor of effectuating the Delta Apparel distribution, the Duck Head distribution and related transactions. See "Security Ownership of Significant Beneficial Owners and Management."

     This discussion of the information and factors considered by the Delta Woodside board is not meant to be exhaustive but is believed to include the material factors considered by the Delta Woodside board in authorizing the Delta Apparel distribution. The Delta Woodside board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Delta Apparel distribution, the Duck Head distribution and related transactions are advisable and in the best interests of Delta Woodside and its stockholders. In reaching its determination, the Delta Woodside board took the various factors into account collectively and the Delta Woodside board did not perform a factor_by_factor analysis.

     Opinion  of  Houlihan  Lokey
     ----------------------------

     Delta Woodside engaged Houlihan Lokey to provide to the Delta Woodside board and the Delta Apparel board an opinion as to the solvency of Delta Apparel as of the time of the Delta Apparel distribution. Delta Woodside selected Houlihan Lokey based on Houlihan Lokey's extensive experience in providing solvency opinions.

     In consideration of its services in connection with the opinion described below and a similar opinion with respect to Duck Head and related services, Houlihan Lokey will be paid a fee of $225,000 plus reasonable out-of-pocket expenses. No portion of this fee is contingent upon the consummation of the Delta Apparel distribution or the Duck Head distribution or the conclusions reached in Houlihan Lokey's opinions. Delta Woodside has also agreed to provide indemnification to Houlihan Lokey and certain other parties with respect to certain matters. Houlihan Lokey has had no other material relationship with Delta Woodside or its subsidiaries during the past two years.

     The preparation of a solvency opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the solvency analysis and valuation methodologies utilized by Houlihan Lokey. Although the summary sets forth all material facts respecting the opinion of Houlihan Lokey, the summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation to the Delta Woodside board or the Delta Apparel board. Houlihan Lokey believes, and so advised the Delta Woodside board and the Delta Apparel board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     The Delta Apparel distribution and other related transactions disclosed to Houlihan Lokey are referred to collectively in this summary as the "Transaction." For purposes of its opinion, Houlihan Lokey assumed that the third party financing described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" has been entered into on or prior to the date of the Delta Apparel distribution and that, prior to the Delta Apparel distribution, the intercompany reorganization described in "Relationships Among Delta Apparel, Delta Woodside and Duck Head - Distribution Agreement" has been completed.

     Delta Woodside's board of directors has requested that Houlihan Lokey render its written opinion to the Delta Woodside board and the Delta Apparel board as to whether, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction: (a) on a pro forma basis, the fair value and present fair saleable value of Delta Apparel would exceed its stated liabilities and identified contingent liabilities, (b) Delta Apparel should be able to pay its debts as they become absolute and mature; (c) the capital remaining in Delta Apparel after the Transaction would not be unreasonably small for the business in which Delta Apparel is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction; and (d) the financial test for distributions of the state of incorporation of Delta Apparel (i.e. Georgia) has been satisfied.

     Houlihan Lokey's opinion does not address Delta Woodside's underlying business decision to effect the Transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of Delta Apparel.

     In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     (i) reviewed Delta Apparel's annual financial statements for the 1997, 1998 and 1999 fiscal years and year-to-date statements for the first nine months of fiscal year 2000, which Delta Apparel's and Delta Woodside's managements have identified as the most current information available;

     (ii) reviewed the proposal from the third party lender to provide Delta Apparel revolving credit and term loan facilities;

     (iii)spoke with certain members of the senior management of Delta Woodside and Delta Apparel to discuss the operations, financial condition, future prospects and projected operations and performance of Delta Apparel;

     (iv) toured the Edgefield, SC (Rainsford) and Maiden, NC manufacturing facilities of Delta Apparel;

     (v) reviewed budgets and forecasts prepared by Delta Apparel's management with respect to the periods ended January 1, 2000 through fiscal year 2004;

     (vi) reviewed marketing and promotional material relating to Delta Apparel;

     (vii)reviewed the preliminary registration statement filed with the SEC for Delta Apparel;

     (viii) reviewed other publicly available financial data for Delta Apparel and certain companies that Houlihan Lokey deems comparable to Delta Apparel; and

     (ix) conducted such other studies, analyses and investigations as Houlihan Lokey has deemed appropriate.

     In assessing the solvency of Delta Apparel immediately after and giving effect to the Transaction, Houlihan Lokey:

     (i) analyzed the fair value and present fair saleable value of Delta Apparel's assets relative to Delta Apparel's stated liabilities and identified contingent liabilities on a pro forma basis ("balance sheet test");

     (ii) assessed Delta Apparel's ability to pay its debts as they become absolute and mature ("cash flow test"); and

     (iii)assessed the capital remaining in Delta Apparel after the Transaction so as not to be unreasonably small ("reasonable capital test").

Each of "fair value" and "present fair saleable value" is defined as the amount that may be realized if Delta Apparel's aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arm's length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated.

     Balance  Sheet  Test

     The Balance Sheet Test determines whether or not the fair value and present fair saleable value of Delta Apparel's assets exceeds its stated liabilities and identified contingent liabilities after giving effect to the Transaction. This test requires an analysis of the fair market value of Delta Apparel as a going-concern. As part of this analysis, Houlihan Lokey considered, among other things,

     (i) historical and projected financial performance for Delta Apparel as prepared by Delta Apparel;

     (ii) the business environment in which Delta Apparel competes;

     (iii)performance of certain publicly traded companies deemed by Houlihan Lokey to be comparable to Delta Apparel, in terms of, among other things: lines of business, size, profitability, financial leverage and growth;

     (iv) capitalization rates ("multiples") for certain publicly traded companies deemed by Houlihan Lokey to be comparable to Delta Apparel, including (a) Enterprise Value ("EV")/Revenue; (b) EV/earnings before interest, taxes, depreciation and amortization ("EBITDA") and (c) EV/earnings before interest and taxes ("EBIT");

     (v) multiples derived from acquisitions of companies deemed by Houlihan Lokey to be comparable to Delta Apparel;

     (vi) the Discounted Cash Flow Approach;

     (vii) the capital structure and debt obligations of Delta Apparel; and

     (viii) non-operating assets and identified contingent liabilities.

"Enterprise Value" or "EV" is defined as total market value of equity plus net interest bearing debt.

     In determining the fair value and present fair saleable value of the aggregate assets of Delta Apparel, the following methodologies were employed: the Market Multiple Approach and the Discounted Cash Flow Approach.

     Market Multiple Approach. The application of the Market Multiple Approach involves the derivation of indication of value through the multiplication of relevant performance fundamentals of the subject entity by appropriate multiples. Multiples were determined through an analysis of: (i) publicly traded companies that were determined by Houlihan Lokey to be comparable from an investment standpoint to Delta Apparel ("Comparable Public Companies"); and (ii) change of control transactions involving companies that were determined by Houlihan Lokey to be comparable to Delta Apparel from an investment standpoint ("Comparable Transactions"). Houlihan Lokey selected four publicly traded domestic companies that are engaged in the manufacturing and marketing of private label apparel (Garan, Inc., Gildan Activewear, Inc., Russell Corporation and Tarrant Apparel Group) for comparison to Delta Apparel. Observed market pricing multiples of the Comparable Public Companies were as follows: (I) EV/Latest Twelve Month ("LTM") Revenue ranging from 0.46x to 1.56x with a median of 0.77x; (ii) EV/LTM EBIT ranging from 4.9x to 12.4x with a median of 8.0x and
(iii) EV/LTM EBITDA ranging from 4.1x to 10.7x with a median of 5.3x. A comparative analysis between Delta Apparel and the Comparable Public Companies formed the basis for the selection of appropriate multiples for Delta Apparel. The comparative analysis incorporates both quantitative and qualitative factors which relate to, among other things, the nature of the industry in which Delta Apparel and the Comparable Public Companies are engaged and the relative financial performance of Delta Apparel and the Comparable Public Companies. An indicated Enterprise Value of $67.2 million was derived based on the application of selected market multiples to the relevant fundamentals of Delta Apparel and an adjustment for control through the application of a 25% control premium. The selected control premium of 25% was based on change of control transactions of publicly-traded apparel companies and available market studies. The indicated Enterprise Value of $67.2 million reflects implied multiples for Delta Apparel of 0.6x LTM Revenues of $114 million, 17.6x LTM EBIT of $3.8 million and 5.0x LTM EBITDA of $13.5 million. The indicated Enterprise Value for Delta Apparel based on the Comparable Public Companies analysis exceeded its stated liabilities and identified contingent liabilities by $54 million.

     For the Comparable Transactions, Houlihan Lokey analyzed apparel industry merger and acquisition transactions between 1998 and 1999 where financial information was publicly disclosed. Market multiples were developed from sixteen comparable transactions, of which seven were 1999 transactions and considered most relevant. The 1999 transactions included Alba-Waldenisan/Tefron Ltd., Synthetic Industries/Investcorp, Authentic Fitness/Warnaco Group, Inc. Concord Fabrics, Inc/Private Group, Segrets Inc./Liz Claiborne, St. Johns Knits/Private Group and Koret of California/Kellwood Company. From the application of market multiples, indications of value were developed through the capitalization of the relevant performance fundamentals of Delta Apparel. Relevant fundamentals considered were LTM Revenues, EBITDA and EBIT. Within the seven most recent transactions, observed EV/Revenues multiples ranged from 0.4x to 1.7x with a median of 1.0x, EV/EBITDA ranged from 6.2x to 8.5x with a median of 6.4x and EV/EBIT ranged from 7.4x to 12.0x with a median of 8.7x. Based on the Comparable Transactions analysis, an Enterprise Value of $59.5 million was derived for Delta Apparel. The indicated Enterprise Value of $59.5 million produced implied multiples of 0.8x LTM Revenue, 7.3x LTM EBITDA and 9.6x LTM EBIT. The indicated Enterprise Value for Delta Apparel based on the Comparable Transactions analysis exceeded its stated liabilities and identified contingent liabilities by $46.2 million.

     Discounted Cash Flow Approach. The Discounted Cash Flow Approach involved the development of Enterprise Value indications from the appraisal of projected cash flows to be generated by Delta Apparel, which were based on fiscal years 2000 to 2004 financial forecasts prepared by the management of Delta Apparel. The projected cash flows include interim cash flows over the forecast period and a terminal year cash flow, which represents the value of Delta Apparel beyond the forecast period. The interim cash flows reflect the cash available to all capital providers (debt and equity) after accounting for required capital investments. The terminal year cash flow reflects an estimate of the fair and saleable value of Delta Apparel at the end of the forecast period, June 30, 2004. This estimation was developed from the application of the Market Multiple Approach described above, wherein projected fundamentals were capitalized based on selected market multiples. Indications of Enterprise Value were developed by applying an appropriate discount rate or cost of capital to the projected cash flows and terminal value. The concluded Enterprise Value, or sum of the projected cash flows and terminal value, ranged between $119.8 and $130.0 million depending on the discount rate and terminal multiple selected. The discount rate reflects the degree of risk inherent in the assets of Delta Apparel and its ability to produce the projected cash flows. The ranges of discount rates and terminal multiples considered were 12% to 13% and 4.0x to 4.5x, respectively. The concluded range of Enterprise Values for Delta Apparel based on the Discounted Cash Flow approach exceeded its stated liabilities and identified contingent liabilities by $106.5 million to $116.8 million.

     Cash  Flow  Test

     The Cash Flow Test focuses on whether or not Delta Apparel should be able to repay its debts as they become absolute and mature (including the debts incurred in the Transaction). This test involves a two-step analysis of Delta Apparel's fiscal year 2000 to fiscal year 2004 financial projections: (i) examines the financial projections relative to a variety of factors including: historical performance, marketing plans and cost structure, and (ii) analyzes the sensitivity of the projections to changes in key operating variables.

     Delta Apparel has made changes to its management team, restructured its operations, reduced certain costs and implemented certain marketing plans. As a result of the changes implemented by Delta Apparel, management's forecast for the business represents an improvement over Delta Apparel's recent financial performance. Delta Apparel's financial performance for fiscal year 2000 reflects in part the changes implemented by Delta Apparel's management and represents an improvement over financial results for fiscal year 1999.

     The sensitivity analysis of Delta Apparel's projections involved testing a number of underlying operating assumptions, including: revenue growth, operating margins and capital investment requirements. Delta Apparel's ability to meet its debt obligations was analyzed in the context of varying a number of the operating assumptions. Based on the sensitivity analysis conducted on Delta Apparel's financial forecast, Delta Apparel demonstrated an ability to meet its obligations as they came due under a range of financial forecast scenarios.

     Reasonable  Capital  Test

     The Reasonable Capital Test follows from the Balance Sheet and Cash Flow Tests. The determination as to whether the net assets remaining with Delta Apparel constitute unreasonably small capital involves an analysis of various factors, including (i) the degree of sensitivity demonstrated in the cash flow test; (ii) historical and expected volatility in revenues, cash flow and capital expenditures; (iii) the adequacy of working capital; (iv) historical and expected volatility of going-concern asset values; (v) the maturity structure and the ability to refinance Delta Apparel's obligations; (vi) the magnitude, timing and nature of identified contingent liabilities; and (vii) the nature of the business and the impact of financial leverage on its operations.

     Solvency

     Based upon the foregoing, and in reliance thereon, it is Houlihan Lokey's opinion as of June 6, 2000 that, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction:

     (i)  on a pro forma basis,  the fair value and present fair saleable  value
          of  Delta  Apparel's   assets  would  exceed  Delta  Apparel's  stated
          liabilities and identified contingent liabilities;

     (ii) Delta Apparel should be able to pay its debts as they become absolute and mature; and

     (iii)the capital remaining in Delta Apparel after the Transaction would not be unreasonably small for the business in which Delta Apparel is engaged, as management has indicated it is now conducted and is
          proposed  to  be  conducted   following   the   consummation   of  the
          Transaction.

     Assumptions  and  Limiting  Conditions

     Notwithstanding the use of the defined terms "fair value" and "present fair saleable value", Houlihan Lokey has not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which Delta Apparel can currently be sold, and Houlihan Lokey knows of no such efforts by others. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, Houlihan Lokey expresses no opinion as to whether Delta Apparel would actually be sold for the amount Houlihan Lokey believes to be its fair value and present fair saleable value.

     Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Delta Apparel, and that there has been no material adverse change in the assets, financial condition, business or prospects of Delta Apparel since the date of the most recent financial statements made available to Houlihan Lokey.

     Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to it with respect to Delta Apparel, and does not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of Delta Apparel. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Houlihan Lokey at the date of its opinion.

     Houlihan Lokey's opinion is furnished for the benefit of the Delta Woodside board and the Delta Apparel board and may not be relied upon by any other person without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in its opinion and Houlihan Lokey's engagement letter with Delta Woodside.

     Advice  of  Prudential  Securities
     ----------------------------------

     Delta Woodside's board of directors received financial advice from Prudential Securities regarding the issues surrounding the separation of the apparel and textile fabric businesses. The points described above under the heading "The Delta Apparel Distribution - Reasons for the Delta Apparel Distribution" include the material factors discussed by Prudential Securities. Prudential Securities also advised the Delta Woodside board regarding the issues surrounding various alternatives to the Delta Apparel distribution and the Duck Head distribution, including a sale of either or both of Delta Apparel or Duck Head and a liquidation of either or both of Delta Apparel or Duck Head. Prudential Securities' financial advice was based on its analysis of the trading prices and trading multiples of approximately 11 textile and apparel companies which Prudential Securities believed provided relevant comparisons. In addition, Prudential Securities reviewed recent acquisitions, also deemed to provide relevant comparisons, in the textile and apparel industries, including the prices paid and multiples of financial performance that those acquisitions implied. Prudential Securities' advice regarding Delta Woodside's alternatives with regard to Delta Apparel was also based on its review and understanding of prevailing textile and apparel market conditions, as well as its review of Delta Apparel's historical market performance.

     Prudential Securities was not requested to, and did not, undertake the types of analyses customary to deliver a financial opinion and did not deliver any such opinion.

     Pursuant to an engagement letter, Prudential Securities has been paid by Delta Woodside an advisory fee of $500,000 for its services. Delta Woodside has agreed to indemnify Prudential Securities for certain liabilities relating to or arising from Prudential Securities' engagement by Delta Woodside. Prudential Securities has also performed various investment banking services for Delta Woodside in the past, and has received customary fees for those services.

     Prudential Securities is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Delta Woodside selected Prudential Securities because of its expertise, reputation and familiarity with Delta Woodside. In the ordinary course of business, Prudential Securities and its affiliates may actively trade or hold the securities and other instruments and obligations of Delta Woodside for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

DESCRIPTION  OF  THE  DELTA  APPAREL  DISTRIBUTION

     The distribution agreement among Delta Woodside, Delta Apparel and Duck Head sets forth the general terms and conditions relating to, and the relationship of the three corporations after, the Delta Apparel distribution. For an extensive description of the distribution agreement, see the section of this document found under the heading "Relationship Among Delta Apparel, Delta Woodside and Duck Head--Distribution Agreement".

     Delta Woodside plans to effect the Delta Apparel distribution on or about June 30, 2000 by distributing all of the issued and outstanding shares of Delta Apparel common stock to the record holders of Delta Woodside common stock on the record date for this transaction, which is June 19, 2000. Delta Woodside will distribute one share of Delta Apparel common stock to each of those holders for every ten shares of Delta Woodside common stock owned of record by that holder. The actual total number of shares of Delta Apparel common stock that Delta Woodside will distribute will depend on the number of shares of Delta Woodside common stock outstanding on the record date. Based upon the one-for-ten Delta Apparel distribution ratio, the number of shares of Delta Woodside common stock outstanding on May 19, 2000 and the number of Delta Woodside shares to be issued before the Delta Apparel record date as described in "Interests of Directors and Executive Officers in the Delta Apparel Distribution - Payments in Connection with Delta Apparel Distribution and Duck Head Distribution", Delta Woodside will distribute approximately 2,400,000 shares of Delta Apparel common stock to holders of Delta Woodside common stock, which will then constitute all of the outstanding shares of Delta Apparel common stock. Delta Apparel common shares will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of Delta Apparel common stock and the rights of its holders, see the portion of this document located under the heading "Description of Delta Apparel Capital Stock".

     For those holders of Delta Woodside common stock who hold their shares of Delta Woodside common stock through a stockbroker, bank or other nominee, Delta Woodside's distribution agent, First Union National Bank, will transfer the shares of Delta Apparel common stock to the registered holders of record who will make arrangements to credit their customers' accounts with Delta Apparel common stock. Delta Woodside anticipates that stockbrokers and banks generally will credit their customers' accounts with Delta Apparel common stock on or about June 30, 2000.

     If a holder of Delta Woodside common stock owns a number of shares of Delta Woodside common stock that is not a whole multiple of ten and therefore would be entitled to receive a fraction of a whole share of Delta Apparel common stock, that holder will receive cash instead of a fractional share of Delta Apparel common stock. The distribution agent will aggregate into whole shares the fractional shares to be cashed out and sell them as soon as practicable in the open market at then prevailing prices on behalf of those registered holders who would otherwise be entitled to receive less than whole shares. These registered holders will receive a cash payment in the amount of their pro rata share of the total proceeds of those sales, less any brokerage commissions. The distribution agent will pay the net proceeds from sales of fractional shares based upon the average selling price per share of Delta Apparel common stock of all of those sales, less any brokerage commissions. Delta Apparel expects the distribution agent to make sales on behalf of holders who would receive a fraction of a whole Delta Apparel common share in the Delta Apparel distribution as soon as practicable after the Delta Apparel distribution date. None of Delta Woodside, Delta Apparel or the distribution agent guarantees any minimum sale price for those fractional shares of Delta Apparel common stock, and no interest will be paid on the sale proceeds of those shares.

MATERIAL  FEDERAL  INCOME  TAX  CONSEQUENCES

     The following is a summary of the material US federal income tax consequences generally applicable to a Delta Woodside stockholder who is a US Holder. The term "US Holder" means a beneficial owner of Delta Woodside shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership (other than certain partnerships as may be provided in the applicable provisions of the US Treasury Regulations), or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to US federal income taxation regardless of its source, (iv) a trust if (a) a US court is able to exercise primary supervision over the trust's administration and (b) one or more US persons have the authority to control all of the trust's substantial decisions, or (v) otherwise subject to US federal income taxation on a net income basis in respect of the Delta Woodside shares.

     The following description is for general purposes only and is based on the US Internal Revenue Code of 1986, as amended from time to time (the "Code"), US Treasury Regulations and judicial and administrative interpretations thereof, all as in effect on the date of this document and all of which are subject to change, possibly retroactively. The tax treatment of a US Holder may vary depending upon the holder's particular situation. For instance, certain holders, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, dealers in securities or currencies, persons that have a "functional currency" other than the US dollar or as part of a "hedging" or "conversion" transaction for US federal income tax purposes and persons owning, directly or indirectly, 5 percent or more of the Delta Woodside shares may be subject to special rules not discussed below. The following summary is limited to investors who hold the Delta Woodside shares as "capital assets" within the meaning of Section 1221 of the Code. The discussion below does not address the effect of any other laws (including other federal, state, local or foreign tax laws) on a US Holder of Delta Woodside shares. As such, the summary does not discuss US federal estate and gift tax considerations or US state and local tax considerations.

     Delta Woodside has structured the Delta Apparel distribution and the Duck Head distribution to qualify as tax-free spin offs for federal income tax purposes under Code Section 355. Code Section 355 treats a spin-off as tax free if the conditions of that statute are satisfied.

     Delta Woodside has not sought a ruling from the US Internal Revenue Service ("IRS") regarding the Delta Apparel distribution or the Duck Head distribution, in part because neither distribution satisfies all the conditions imposed by the IRS for such a ruling. The fact that Delta Woodside is not eligible to receive a private letter ruling from the IRS on the issue does not, however, in and of itself, mean that the distributions do not qualify as tax-free spin-offs under Code Section 355. Whether the Delta Apparel distribution and the Duck Head distribution qualify under Code Section 355 as tax-free spin-offs will depend on whether the criteria in Code Section 355 and the relevant rules and regulations of the IRS are satisfied.

     Delta Woodside has obtained an opinion from KPMG LLP that it is more likely than not that each of the Delta Apparel distribution and the Duck Head distribution qualifies as tax-free under Code Section 355.

     Material  Federal Income Tax Consequences if the Delta Apparel Distribution
     ---------------------------------------------------------------------------
     and  the  Duck  Head  Distribution Qualify as Tax-Free Spin-Offs under Code
     ---------------------------------------------------------------------------
     Section 355
     -----------

     If the Delta Apparel distribution and the Duck Head distribution qualify as tax-free spin-offs under Code Section 355, then:

1. The US Holders of Delta Woodside stock who receive Delta Apparel common stock and Duck Head common stock in those distributions will not recognize gain upon either of the distributions, except as described immediately below with respect to fractional shares.

2. Cash, if any, received by a US Holder of Delta Woodside stock instead of a fractional share of Delta Apparel common stock or Duck Head common stock will be treated as received in exchange for that fractional share. That US Holder will recognize gain or loss to the extent of the difference between his, her or its tax basis in that fractional share and the amount received for that fractional share, and, provided that fractional share is held as a capital asset, the gain or loss will be capital gain or loss.

3. Each US Holder of Delta Woodside stock will be required to apportion his, her or its tax basis in the US Holder's Delta Woodside shares between the Delta Woodside shares retained and the Delta Apparel shares and Duck Head shares received, with this apportionment to be made in proportion to the shares' relative fair market values for federal income tax purposes immediately after the distributions.

4. The holding period for the Delta Apparel shares and the Duck Head shares received by a US Holder in the distributions will be the same as the US Holder's holding period for the Delta Woodside shares with respect to which the Delta Apparel distribution and the Duck Head distributions are made.

5. No gain or loss will be recognized by Delta Woodside with respect to the Delta Apparel distribution or the Duck Head distribution, except to the extent of any excess loss accounts or deferred intercompany gains.

     Delta Woodside anticipates that in connection with the distributions Delta Woodside will recognize gain as a result of deferred intercompany gains, but that this gain will be offset by Delta Woodside's net operating losses.

     US Treasury Regulations Section 1.355-5 requires that each US Holder that receives Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution attach a statement to his, her or its US federal income tax return for the taxable year in which the distributions occur, showing the applicability of Code Section 355 to the Delta Apparel distribution and the Duck Head distribution. US Holders should consult their own tax advisors regarding these disclosure requirements.

     As noted above, Delta Woodside has not sought a ruling from the IRS regarding the Delta Apparel distribution or the Duck Head distribution. The fact that no ruling has been sought should not be construed as an indication that the IRS would necessarily reach a different conclusion regarding the Delta Apparel distribution or the Duck Head distribution than the conclusion set out in the opinion of KPMG LLP. The opinion of KPMG LLP referred to in this description is not binding upon the IRS, any other tax authority or any court, and no assurance can be given that a position contrary to those expressed in the opinion of KPMG LLP will be not asserted by a tax authority and ultimately sustained by a court of law.

     Material  Federal Income Tax Consequences if the Delta Apparel Distribution
     ---------------------------------------------------------------------------
     and the Duck Head Distribution Do  Not  Qualify as Tax-Free Spin-Offs under
     ---------------------------------------------------------------------------
     Code Section  355
     -----------------

     If the Delta Apparel distribution and the Duck Head distribution do not qualify as tax-free spin-offs under Code Section 355, then the following are the material federal income tax consequences to each participating Delta Woodside stockholder and to Delta Woodside:

1. Each Delta Woodside stockholder will recognize dividend income to the extent of the lesser of (a) the value of the Delta Apparel shares and the Duck Head shares received (together with any cash received for any fractional share) or (b) the stockholder's pro rata share of the accumulated earnings and profits of Delta Woodside for federal income tax purposes through the end of fiscal year 2000. This dividend income will not reduce any Delta Woodside stockholder's basis in his, her or its Delta Woodside shares.

     a. The fair market value for federal income tax purposes of the Delta Apparel shares and the Duck Head shares received by the Delta Woodside stockholders in the distributions will depend on the trading prices of the Delta Apparel shares and the Duck Head shares around the time of the distribution. Delta Woodside is not able at this time to predict what those values will be.

     b. Delta Woodside's accumulated earnings and profits through fiscal year 1999 were approximately $15.4 million (approximately $0.64 per Delta Woodside share). The amount, if any, of Delta Woodside's earnings and profits for fiscal year 2000 cannot be determined at this time.

2. Any value of the Delta Apparel shares and Duck Head shares (together with any cash received for any fractional share) that exceeds the Delta Woodside stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000 will constitute a return of capital to that stockholder (i.e. the stockholder will not be taxed on that value) up to the stockholder's basis in his, her or its Delta Woodside shares, and the stockholder's basis in his, her or its Delta Woodside shares will be reduced accordingly. Any remaining value of the Delta Apparel shares and Duck Head shares (together with any cash received for any fractional share) in excess of the Delta Woodside stockholder's basis in his, her or its Delta Woodside shares will be taxable to the Delta Woodside stockholder as gain, which will be capital gain if the Delta Woodside stock is held as a capital asset. This capital gain will be taxable as either long term or short term capital gain, depending upon the stockholder's holding period for those Delta Woodside shares.

3. The Delta Woodside stockholder's tax basis in the Delta Apparel shares and the Duck Head shares received in the distributions will be equal to the fair market value for federal income tax purposes of those shares at the time of the distributions. The stockholder's holding period for those shares will begin on the date of the distributions.

4. The Delta Apparel distribution and the Duck Head distribution will also be taxable as a gain to Delta Woodside, to the extent of the excess of the value for federal income tax purposes of the Delta Apparel shares and the Duck Head shares distributed over their tax bases to Delta Woodside. Delta Woodside believes that any federal income tax liability to it resulting from the Delta Apparel distribution and the Duck Head distribution will not be material, because any applicable recognized income will be offset by Delta Woodside's net operating losses. Any gain recognized by Delta Woodside on the Delta Apparel distribution or the Duck Head distribution will increase the fiscal year 2000 earnings and profits. Delta Woodside cannot at this time calculate the amount of this gain because it is unable to forecast what the initial trading prices will be for the Delta Apparel shares or the Duck Head shares, which may be the federal income tax values of the Delta Apparel shares and the Duck Head shares for purposes of this calculation.

     THE  FOREGOING  IS  A  GENERAL  DISCUSSION  AND IS NOT INTENDED TO SERVE AS
SPECIFIC ADVICE FOR ANY PARTICULAR DELTA WOODSIDE STOCKHOLDER, SINCE THE TAX CONSEQUENCES OF THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION TO EACH STOCKHOLDER WILL DEPEND UPON THAT STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN ADVISORS AS TO THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION.

     KPMG LLP is an internationally recognized accounting, tax and consulting firm and, as a customary part of its tax practice, is regularly engaged to provide opinions on the federal income tax consequences of merger and acquisition transactions. Delta Woodside selected KPMG LLP because of its expertise and its familiarity with Delta Woodside, Delta Apparel and Duck Head. KPMG LLP acts as the independent auditor of the financial statements of Delta Woodside, Delta Apparel and Duck Head and as their respective tax advisors. KPMG LLP has also provided various consulting services to Delta Woodside. KPMG LLP receives and has received customary fees for those services.

     Pursuant to an engagement letter, Delta Woodside has agreed to pay KPMG LLP a fee of $250,000 in connection with the preparation and delivery of its opinion on the federal income tax consequences of the Delta Apparel and Duck Head distributions. Delta Woodside has agreed to indemnify KPMG LLP for certain liabilities relating to KPMG LLP's engagement by Delta Woodside.

     In connection with the opinion of KPMG LLP respecting the U.S. federal income tax consequences of the Delta Apparel distribution and the Duck Head distribution, each of E. Erwin Maddrey, II, Buck A. Mickel, Micco Corporation, Minor H. Mickel, Minor M. Shaw and Charles C. Mickel will represent to KPMG LLP that such greater than 5% beneficial owner of Delta Woodside shares has no binding commitment to sell, exchange, transfer by gift or otherwise dispose of any Delta Woodside shares, Delta Apparel shares or Duck Head shares after the Delta Apparel and Duck Head distributions, that such shareholder has no present plan or intention to sell, exchange, transfer by gift or otherwise dispose of any Delta Woodside shares, Delta Apparel shares or Duck Head shares except when paired with a proportionate disposition of shares in all three companies and that such shareholder has no present plan or intention to acquire (directly or indirectly) during the period ending 2 years from the date of the Delta Apparel distribution and the Duck Head distribution additional Delta Woodside shares, Delta Apparel shares or Duck Head shares that, when added to such shareholder's existing stockholding, would represent a 50% or greater interest in Delta Woodside, Delta Apparel or Duck Head. See "Security Ownership of Significant Beneficial Owner and Management."

     Net  Operating  Loss  Carry  Forwards
     -------------------------------------

     As of July 3, 1999, Delta Woodside had net operating loss carry forwards, for US consolidated federal income tax purposes, of approximately $68 million. KPMG LLP has provided its opinion that it is more likely than not that, following the Delta Apparel distribution and the Duck Head distribution, and assuming that the distributions are tax-free pursuant to Code Section 355, (a) Duck Head will retain as its attribute its allocable share of the Delta Woodside US consolidated federal income tax net operating loss carry forward; (b) Delta Apparel will retain as its attribute its allocable share of the Delta Woodside US consolidated federal income tax net operating loss carry forward; and (c) the Delta Woodside US consolidated federal income tax group will retain as its attribute the balance of the Delta Woodside net operating loss not allocable to Duck Head or Delta Apparel. Delta Woodside has estimated Duck Head's and Delta Apparel's allocable shares of the US consolidated federal income tax net operating loss carry forward as of July 3, 1999 at $3 million and $9 million, respectively. Delta Woodside believes that these loss carry forwards will expire at various dates in fiscal years 2011 through 2019.

     Prior to the Delta Apparel distribution and the Duck Head distribution, the Delta Apparel Company division and the Duck Head Apparel Company division were part of the Delta Woodside consolidated group, and the net operating losses of any member of the Delta Woodside consolidated group were generally available to reduce the consolidated federal taxable income of the group. For financial reporting purposes, prior to the Delta Apparel distribution and the Duck Head distribution each of Delta Apparel and Duck Head carries "deferred tax assets" on its balance sheet to reflect, among other matters, the financial impact of their respective hypothetical separate company net operating loss carry forwards. For federal income tax purposes, however, tax attributes, such as net operating loss carry forwards, remain with the corporate entity, not the division, that generated them. Therefore, with the Delta Apparel distribution and the Duck Head distribution, tax attributes, including the Delta Woodside consolidated federal net operating loss carry forward, will be allocated among Delta Woodside, Delta Apparel and Duck Head in accordance with the federal consolidated return regulations.

     The pro forma balance sheet of Delta Apparel that is included under the heading "Unaudited Pro Forma Combined Financial Statements" reflects Delta Apparel's expected allocable portion of the pre-distribution Delta Woodside consolidated federal net operating loss carry forward.

ACCOUNTING  TREATMENT

     The Delta Apparel distribution and the Duck Head distribution will be accounted for in accordance with United States generally accepted accounting principles. Accordingly, the Delta Apparel distribution will be accounted for by Delta Woodside based on the recorded amounts of the net assets being spun-off. Delta Woodside will charge directly to equity as a dividend the historical cost carrying amount of the net assets of Delta Apparel.

                       RELATIONSHIPS AMONG DELTA APPAREL,
                          DELTA WOODSIDE AND DUCK HEAD

     This section describes the primary agreements among Delta Apparel, Delta Woodside and Duck Head that will define the ongoing relationships among them and their respective subsidiaries after the Delta Apparel distribution and the Duck Head distribution and is expected to provide for the orderly separation of the three companies. The following description of the distribution agreement and the tax sharing agreement summarizes the material terms of those agreements. Delta Apparel has filed those agreements as exhibits to its Registration Statement on Form 10 filed with the Securities and Exchange Commission. This document is a part of that registration statement.

DISTRIBUTION  AGREEMENT

     Delta Apparel has entered into a distribution agreement with Delta Woodside and Duck Head as of March 15, 2000. The distribution agreement provides for the procedures for effecting the Delta Apparel distribution and the Duck Head distribution. For this purpose, as summarized below, the distribution agreement provides for the principal corporate transactions and procedures for separating the Delta Apparel Company division's business and the Duck Head Apparel Company division's business from each other and the rest of Delta Woodside. Also, as summarized below, the distribution agreement defines the relationships among Delta Apparel, Delta Woodside and Duck Head after the Delta Apparel distribution and the Duck Head distribution with respect to, among other things, indemnification arrangements and employee benefit arrangements.

     Intercompany  reorganization
     ----------------------------

     Pursuant to the distribution agreement, Delta Woodside, Delta Apparel and Duck Head have caused the following to be effected:

     (a) Delta Woodside and its subsidiaries (other than Delta Mills) contributed, as contributions to capital, all net debt amounts owed to any of them by the corporations that conducted the Delta Apparel Company division's business and the Duck Head Apparel Company division's business, with the exceptions of (i) the intercompany debt that was attributable to the portion of the amounts borrowed since January 1, 2000 for use by the Delta Apparel Company division's business or the Duck Head Apparel Company division's business from Delta Woodside's credit agreement lender that were repaid to that lender or to Delta Woodside with borrowings under Delta Apparel's and Duck Head's new credit facilities (which repayments cancelled such intercompany debt) and (ii) any amounts owed by Delta Apparel to Delta Mills for yarn sold by Delta Mills to Delta Apparel, which amounts shall be paid in the ordinary course of business. These intercompany contributions of debt did not, however, affect any obligation that Delta Woodside, Delta Apparel or Duck Head may have under the distribution agreement or the tax sharing agreement. Prior to completion of the intercompany reorganization, the Delta Apparel Company division's assets were owned by several of Delta Woodside's wholly-owned subsidiaries, and the Duck Head Apparel Company division's assets were owned by Delta Woodside and several of its wholly-owned subsidiaries.

     (b) All the assets used in the operations of the Delta Apparel Company division's business were transferred to Delta Apparel or a subsidiary of Delta Apparel to the extent not already owned by Delta Apparel or its subsidiaries. This transfer included the sale by Delta Mills to Delta Apparel of the Rainsford plant, located in Edgefield, SC, which is described below under the subheading "Other Relationships".

     (c) Delta Apparel assumed all of the liabilities of the Delta Apparel Company division of Delta Woodside, and caused all holders of indebtedness for borrowed money that were part of the assumed Delta Apparel liabilities and all lessors of leases that were part of the assumed Delta Apparel liabilities to agree to look only to Delta
          Apparel or a subsidiary of Delta Apparel for payment of that indebtedness or lease (except where Delta Woodside or Duck Head, as applicable, consented to not being released from the obligations).

     (d) All the assets used in the operations of the Duck Head Apparel Company division's business were transferred to Duck Head or a subsidiary of Duck Head to the extent not already owned by Duck Head or its subsidiaries.

     (e) Duck Head assumed all of the liabilities of the Duck Head Apparel Company division of Delta Woodside, and caused all holders of indebtedness for borrowed money that were part of the assumed Duck Head liabilities and all lessors of leases that were part of the assumed Duck Head liabilities to agree to look only to Duck Head or a subsidiary of Duck Head for payment of that indebtedness or lease (except where Delta Woodside or Delta Apparel, as applicable, consented to not being released from the obligations).

     (f) Delta Woodside caused all holders of indebtedness for borrowed money and all lessors of leases that were not part of the liabilities assumed by Delta Apparel or the liabilities assumed by Duck Head to agree to look only to Delta Woodside or a remaining subsidiary of Delta Woodside for payment of that indebtedness or lease (except where Delta Apparel or Duck Head, as applicable, consented to not being released from the obligations).

     Indemnification
     ---------------

     Each of Delta Woodside, Delta Apparel and Duck Head has agreed to indemnify each other and their respective directors, officers, employees and agents against any and all liabilities and expenses incurred or suffered that arise out of or pertain to:

     (a) any breach of the representations and warranties made by it in the distribution agreement;

     (b)  any breach by it of any obligation under the distribution agreement;

     (c) the liabilities assumed or retained by it under the distribution agreement; or

     (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any of its disclosure documents filed by it with the SEC, except insofar as the misstatement or omission was based upon information furnished to the indemnifying party by the indemnified party.

     Employee  Matters
     -----------------

     Delta Woodside has caused the employees of the Delta Apparel Company division to become employees of Delta Apparel, Delta Apparel has assumed the accrued employee benefits of these employees and Delta Woodside will cause the account balance of each of these employees in any and all of Delta Woodside's employee benefit plans (other than the Delta Woodside stock option plan, the Delta Woodside incentive stock award plan and the Delta Woodside long term incentive plan, if any) to be transferred to a comparable employee benefit plan of Delta Apparel.

     Intercompany  Accounts
     ----------------------

     Amounts owed by Delta Apparel to Delta Mills for yarn previously sold by Delta Mills to Delta Apparel will be paid in the ordinary course of business. As of April 1, 2000, these amounts aggregated approximately $2.8 million.

     Other than any obligations described in or arising under the distribution agreement or the tax sharing agreement, each of Delta Woodside, Delta Apparel and Duck Head has represented to each other that it is not aware of any other intercompany receivable, payable or loan balance that will exist as of the time of the Delta Apparel distribution and the Duck Head distribution between any of them.

     Transaction  Expenses
     ---------------------

     Generally, all costs and expenses incurred in connection with the Delta Apparel distribution, the Duck Head distribution and related transactions shall be paid by Delta Woodside, Duck Head and Delta Apparel proportionately in accordance with the respective benefits received by Delta Woodside, Duck Head and Delta Apparel as determined in good faith by the parties; provided that the holders of the Delta Woodside shares shall pay their own expenses, if any, incurred in connection with the Delta Apparel distribution and the Duck Head distribution.

TAX  SHARING  AGREEMENT

     Delta Apparel will enter into a tax sharing agreement with Delta Woodside and Duck Head that will describe, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after the Delta Apparel distribution and related matters like the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the indemnification arrangements with respect to tax matters among Delta Apparel and its subsidiaries (which this document refers to as the Delta Apparel tax group), Delta Woodside and its subsidiaries after the Delta Apparel distribution and the Duck Head distribution (which this document refers to as the Delta Woodside tax group) and Duck Head and its subsidiaries (which this document refers to as the Duck Head tax group).

     Under the tax sharing agreement, the allocation of tax liabilities and benefits is generally as follows:

     -    With respect to federal income taxes:

          (a) For each taxable year that ends prior to the Delta Apparel distribution, Delta Woodside shall be responsible for paying any increase in federal income taxes, and shall be entitled to receive the benefit of any refund of or saving in federal income taxes, that results from any tax proceeding with respect to any returns relating to federal income taxes of the Delta Woodside consolidated federal income tax group.

          (b) For the taxable period ending on the date of the Delta Apparel distribution, Delta Woodside shall be responsible for paying any federal income taxes, and shall be entitled to any refund of or saving in federal income taxes, with respect to the Delta Woodside consolidated federal income tax group.

     - With respect to state income, franchise or similar taxes, for each taxable period that ends prior to or on the date of the Delta Apparel distribution, each corporation that is a member of the Delta Woodside tax group, the Duck Head tax group or the Delta Apparel tax group shall be responsible for paying any of those state taxes, and any increase in those state taxes, and shall be entitled to receive the benefit of any refund of or saving in those state taxes, with respect to that corporation (or any predecessor by merger of that corporation) or that results from any tax proceeding with respect to any returns relating to those state taxes of that corporation (or any predecessor by merger of that corporation).

     -    With respect to federal employment taxes:

          (a) Delta Woodside shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Delta Apparel distribution or by any member of the Delta Woodside tax group for any period after that date to all individuals who are past or present employees of any business of Delta Woodside other than the business of Delta Apparel or the business of Duck Head.

          (b) Duck Head shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Duck Head distribution or by any member of the Duck Head tax group for any period after that date to all individuals who are past or present employees of the business of Duck Head.

          (c) Delta Apparel shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Delta Apparel distribution or by any member of the Delta Apparel tax group for any period after that date to all individuals who are past or present employees of the business of Delta Apparel.

     - With respect to any taxes, other than federal employment taxes, federal income taxes and state income, franchise or similar taxes:

          (a) Delta Woodside shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to any business of Delta Woodside other than the business of Delta Apparel or the business of Duck Head;

          (b) Duck Head shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Duck Head; and

          (c) Delta Apparel shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Delta Apparel.

     - The Delta Woodside tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Woodside tax group that relate to any taxable period after the Delta Apparel distribution and the Duck Head distribution. The Duck Head tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Duck Head tax group that relate to any taxable period after the Duck Head distribution. The Delta Apparel tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Apparel tax group that relate to any taxable period after the Delta Apparel distribution.

     Under the tax sharing agreement, the Delta Apparel tax group and the Duck Head tax group have irrevocably designated Delta Woodside as their agent for purposes of taking a broad range of actions in connection with taxes for pre-distribution periods. Those actions include the settlement of tax audits and other tax proceedings. In addition, the tax sharing agreement provides that all disagreements and disputes relating to the agreement are to be resolved by Delta Woodside. These arrangements may result in conflicts of interest among Delta Apparel, Delta Woodside and Duck Head concerning such matters as whether a tax relates to the business of Delta Woodside, Delta Apparel or Duck Head. Delta Woodside might determine that a tax was a liability of Delta Apparel even though Delta Apparel disagreed with that determination.

     Under the tax sharing agreement, the Delta Apparel tax group, the Delta Woodside tax group and the Duck Head tax group have agreed to indemnify one another against various tax liabilities, generally in accordance with the allocation of tax liabilities and benefits described above.

OTHER  RELATIONSHIPS

     Boards  of  Directors  of  Delta  Apparel,  Delta  Woodside  and  Duck Head
     ---------------------------------------------------------------------------

     The following directors of Delta Apparel are also directors of Delta Woodside and Duck Head: William F. Garrett, C. C. Guy, Dr. James F. Kane, Dr. Max Lennon, E. Erwin Maddrey, II, Buck A. Mickel and Bettis C. Rainsford. In the event that any material issue were to arise between Delta Apparel, on the one hand, and either Delta Woodside or Duck Head, on the other hand, these directors could be deemed to have a conflict of interest with respect to that issue. In that circumstance, Delta Apparel anticipates that it will proceed in a manner that is determined by a majority of those members of Delta Apparel's board of directors who are not also members of the board of directors of Delta Woodside or the board of directors of Duck Head (as applicable).

     Principal  Stockholders
     -----------------------

     The Delta Apparel shares will be distributed in the Delta Apparel distribution, and the Duck Head shares will be distributed in the Duck Head distribution, to the Delta Woodside stockholders proportionately among the Delta Woodside shares. Therefore, immediately following the Delta Apparel distribution, Delta Woodside's principal stockholders will be the same individuals and entities as Delta Apparel's and Duck Head's principal stockholders, and those principal stockholders will have the same respective percentages of outstanding beneficial ownership in each of Delta Woodside, Delta Apparel and Duck Head (assuming no acquisitions or dispositions of shares by those stockholders between the record date for the Delta Apparel distribution or the Duck Head distribution and the completion of either distribution). See "Security Ownership of Significant Beneficial Owners and Management".

     Sales to and Purchases from  Delta  Woodside  or  Duck  Head  of  Goods  or
     ---------------------------------------------------------------------------
Manufacturing  Services
-----------------------

     In the ordinary course of Delta Apparel's business, Delta Apparel has produced T-shirts for Duck Head, purchased T-shirts from Duck Head and purchased yarn and fabrics from Delta Mills. The following table shows these transactions for the last three fiscal years and for the first nine months of fiscal year 2000:

                            (in thousands of dollars)

                                          Fiscal year          First nine months
                                          -----------          -----------------
                                                                      of
                                                                      --
                                  1997      1998       1999     Fiscal year 2000
                                  ----      ----       ----     ----------------


Sold to Duck Head                  403       156        481               28

Purchased from Duck Head           653       132          -                -

Purchased from Delta Mills(1)   26,456    17,683          -                -

________________________________________

(1) For purposes of this table, yarn produced by the Rainsford plant and used by Delta Apparel, prior to the transfer from Delta Mills to Delta Apparel in April 1998 of operational control of the Rainsford plant, is treated as sold by Delta Mills to Delta Apparel, and yarn produced by the Rainsford plant and used by Delta Apparel, after that transfer, is not treated as sold by Delta Mills to Delta Apparel.

      Prior to the end of March 1997, all yarn sales between Delta Mills and Delta Apparel were at a price equal to cost plus $0.01 per pound. Since March 1997, all of these yarn sales have been made at prices deemed by Delta Apparel to approximate market value. In connection with these pricing policies on yarn sales, through March 1997 Delta Apparel maintained with Delta Mills a non-interest bearing deposit which aggregated $11.2 million at June 29, 1996. Effective May 7, 1997, Delta Woodside adopted a written policy statement governing the pricing of intercompany transactions. Among other things, this policy statement provides that all intercompany sales and purchases will be settled at market value and terms.

     All of the T-shirt and fabric sales were made at prices deemed by Delta Apparel to approximate market value.

     Delta Apparel anticipates that any future sales or purchases to or from Duck Head or Delta Woodside will not be material.

     Purchase  of  Rainsford  Plant
     ------------------------------

     The Rainsford plant in Edgefield, South Carolina, manufactures yarn for use in knitting operations. In April 1998, control of the operations and management of the Rainsford plant was transferred from Delta Mills to Delta Apparel, which converted the assets to produce yarn products for use in Delta Apparel's products.

     Pursuant to the distribution agreement, Delta Mills sold to Delta Apparel the Rainsford plant and related inventory effective as of May 6, 2000. Delta Mills and Delta Apparel agreed that the purchase price for these assets would be the assets' book value as of the effective date of the sale. The purchase price for the real property, furniture, fixtures and equipment was approximately $12.0 million and the purchase price for the inventory and other tangible personal property was approximately $1.4 million. This purchase price was paid in cash in the amount of approximately $12.5 million and by the assumption by Delta Apparel of certain liabilities aggregating approximately $0.9 million as of the effective date of the sale. Delta Apparel paid the cash portion of the purchase price with borrowings under its credit facility. In connection with the closing, Delta Apparel agreed to assume any environmental liability that may arise with respect to the Rainsford plant regardless of the time period with respect to which that liability arises.

     Until the effective date of the transfer of title from Delta Mills to Delta Apparel of the Rainsford plant, all yarn produced by the Rainsford plant for use in the Delta Apparel business was sold by Delta Mills to Delta Apparel. The amounts owed by Delta Apparel to Delta Mills from these sales, which aggregated $2.8 million at April 1, 2000, will be paid in the ordinary course of business.

     The terms of the 9 5/8% Senior Notes of Delta Mills required that Delta Mills provide to the holders of those Senior Notes an opinion of an investment banking firm as to the fairness from a financial point of view to those holders of the terms of the sale by Delta Mills to Delta Apparel of the Rainsford plant (including the simultaneous sale of inventory). Delta Mills engaged The Robinson-Humphrey Company, LLC to provide this opinion.

     THE OPINION PROVIDED BY ROBINSON-HUMPHREY RESPECTING THE SALE OF THE RAINSFORD PLANT ADDRESSED THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE SALE TO THE HOLDERS OF THE SENIOR NOTES OF DELTA MILLS. THE OPINION DID NOT ADDRESS THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE SALE TO DELTA APPAREL OR DELTA APPAREL'S CREDITORS OR STOCKHOLDERS.

     The following summarizes Robinson-Humphreys' analyses and the opinion that Robinson-Humphreys provided to the indenture trustee for the Senior Notes of Delta Mills with respect to the Rainsford plant sale.

     Material  and  Information  Considered  by  Robinson-Humphrey

     In  arriving  at  its  opinion,  Robinson-Humphrey:

- Reviewed a draft of the sale agreement respecting the Rainsford plant sale;

     - Reviewed certain internal financial statements and other financial and operating data concerning the Rainsford plant;

     -    Conducted  discussions  with members of Delta Mills' and the Rainsford
          plant's   managements   concerning  the  Rainsford  plant's  business,
          operations, present condition and prospects;

     - Compared the results of operations and present financial condition of the Rainsford plant with those of certain publicly traded companies that Robinson-Humphrey deemed to be reasonably similar to the Rainsford plant;

     -    Reviewed the financial  terms,  to the extent publicly  available,  of
          certain   comparable   merger  and   acquisition   transactions   that
          Robinson-Humphrey deemed relevant;

     - Performed certain financial analyses with respect to the Rainsford plant's projected future operating performance; and

     - Reviewed such other financial statistics and analyses and performed such other investigations and took into account such other matters as Robinson-Humphrey deemed appropriate.

     Robinson-Humphrey relied upon the accuracy and completeness of the financial and other information provided to it by Delta Mills in arriving at its opinion without independent verification. With respect to the financial forecasts of the Rainsford plant for the years 2000 through 2004, Robinson-Humphrey assumed that the assumptions provided by management have been reasonably prepared and reflect the best currently available estimates and judgment of Delta Mills' management. In arriving at its opinion, Robinson-Humphrey conducted only a limited physical inspection of the properties and facilities of the Rainsford plant, and did not make appraisals of the Rainsford plant or any of its assets. Robinson-Humphrey's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its letter.

     In connection with the preparation of its fairness opinion, Robinson-Humphrey performed certain financial and comparative analyses, the material portions of which are summarized below. The following is a summary of the material factors considered and principal financial analyses performed by Robinson-Humphrey to arrive at its opinion, but does not purport to be a complete description of the factors considered or the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of the analyses and the factors considered by it, without considering all of the analyses and factors, could create a misleading or an incomplete view of the process underlying its analyses set forth in its opinion. In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to industry and economic conditions and other matters, many of which are beyond the control of Delta Mills or management of the Rainsford plant. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth in the opinion. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which those companies may actually be sold, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison was identical to the Rainsford plant, and no merger and acquisition transaction involved assets identical to the sale of the Rainsford plant. An analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the values of companies and transactions to which the sale of the Rainsford plant was being compared.

     Analysis  of  Selected  Comparable  Public  Companies

     Robinson-Humphrey reviewed and compared selected publicly available financial data, market information and trading multiples for diversified textile companies that Robinson-Humphrey deemed comparable to Delta Mills. Robinson-Humphrey also reviewed and compared selected publicly available financial data, market information and trading multiples for diversified textile companies with revenues and firm values less than $1.0 billion that Robinson-Humphrey deemed comparable to Delta Mills.
     For the comparable companies in each category, Robinson-Humphrey compared, among other things, firm value as a multiple of latest twelve months ("LTM") revenues, firm value as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), firm value as a multiple of LTM earnings before interest and taxes ("EBIT"), equity value per share ("Price") as a multiple of LTM earnings per share ("EPS") and equity value as a multiple of book value for the comparable companies. All multiples were based on closing stock prices as of May 11, 2000. Revenues, EBITDA, EBIT, EPS and book value for the comparable companies were based on historical financial information available in public filings of the comparable companies.

     Analysis  of  Selected  Merger  &  Acquisition  Transactions

     Robinson-Humphrey reviewed the financial terms, to the extent publicly available, of 28 proposed, pending or completed merger and acquisition transactions in the textile industry since 1995 involving companies that Robinson-Humphrey deemed to be comparable based on operating characteristics of the Rainsford plant. Robinson-Humphrey calculated various financial multiples based on certain publicly available information for each of the compared transactions and compared them to corresponding financial multiples for the purchase price in the proposed sale of the Rainsford plant.

     With respect to each category of compared transactions, Robinson-Humphrey compared, among other things, firm value as a multiple of LTM revenues, firm value as a multiple of LTM EBIT, firm value as a multiple of LTM EBITDA, and equity value as a multiple of LTM net income and book value for the comparable merger and acquisition transactions.

     Discounted  Cash  Flow  Analysis

     Robinson-Humphrey performed a discounted cash flow analysis using financial projections for 2000 through 2004 to estimate the net present equity value for the Rainsford plant. Robinson-Humphrey derived ranges of net present equity value for the Rainsford plant on a stand-alone basis which were based upon the discounted cash flows of the Rainsford plant from 2000 to 2004 plus a terminal value calculated using a range of multiples of the Rainsford plant's projected year 2004 EBITDA. Robinson-Humphrey applied discount rates ranging from 16% to 20% and multiples of 2004 EBITDA ranging from 3.0x to 5.0x.

     Equipment  Appraisal  Value

     Robinson-Humphrey examined a third party appraisal of the Rainsford plant that was provided to Delta Mills in July 1999. The appraisal had been obtained to arrive at a conclusion of orderly liquidation value and forced liquidation value for the Rainsford plant's assets effective the date of inspection.

     Fairness  Opinion  to  Holders  of  Delta  Mills'  Senior  Notes

     Based on these analyses, Robinson-Humphrey delivered its written opinion that, as of the date of its opinion, the sale of the Rainsford plant was fair, from a financial point of view, to the holders of Delta Mills' 9 5/8% Senior Notes due 2007.

     Robinson-Humphrey based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The preparation of fairness opinions does not involve mathematical weighing of the results of the individual analyses performed, but requires Robinson-Humphrey to exercise its professional judgement, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Robinson-Humphrey was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Robinson-Humphrey did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Robinson-Humphrey considered the results of the analyses in light of each other and ultimately reached its conclusion based on the results of all analyses taken as a whole.

     Information  Concerning  Robinson-Humphrey

     Robinson-Humphrey is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Delta Mills selected Robinson-Humphrey because of its expertise, reputation in the textile industry and familiarity with Delta Mills and the Rainsford plant, and because of Delta Woodside's experience with Robinson-Humphrey's assistance in the proposed sale by Delta Woodside of the Duck Head Apparel Company division during part of 1998 and 1999. In the ordinary course of business, Robinson-Humphrey and its affiliates may actively trade or hold the securities and other instruments and obligations of Delta Woodside for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

     Pursuant to an engagement letter, Delta Mills agreed to pay Robinson-Humphrey a fee of $100,000 in connection with the preparation and delivery of its fairness opinion. Delta Mills has agreed to indemnify
Robinson-Humphrey for certain liabilities related to, arising out of or in connection with Robinson-Humphrey's engagement by Delta Mills. Robinson-Humphrey has also performed various investment banking services for Delta Woodside in the past, and has received customary fees for those services.

     Management  Services
     --------------------

     Delta Woodside has provided various services to the operating divisions of its subsidiaries, including the Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company divisions. These services include financial planning, SEC reporting, payroll, accounting, internal audit, employee benefits and services, stockholder services, insurance, treasury, purchasing, cotton procurement, management information services and tax accounting. These services have been charged on the basis of Delta Woodside's cost and allocated to the various divisions based on employee headcount, computer time, projected sales and other criteria.

     During fiscal years 1997, 1998, and 1999, Delta Woodside charged the Delta Apparel Company division $1,138,000, $1,048,000 and $1,135,000, respectively, for these services. During the first nine months of fiscal year 2000, Delta Woodside charged the Delta Apparel Company division $0 for these services.

     Other
     -----

     For further information on transactions with affiliates by Delta Apparel, see Notes 2 and 8 to the Combined Financial Statements of Delta Apparel under "Index to Combined Financial Statements" in this document, which information is incorporated into this section by reference.

     Except as described above with respect to yarn sales, any transaction entered into between Delta Apparel and any officer, director, principal stockholder or any of their affiliates has been on terms that Delta Apparel believes are comparable to those that would be available to Delta Apparel from non_affiliated persons.

                INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN
                         THE DELTA APPAREL DISTRIBUTION

     One or more executive officers of Delta Apparel and one or more members of the Delta Apparel board of directors will receive economic benefits as a result of the Delta Apparel distribution and the Duck Head distribution and may have other interests in the Delta Apparel distribution and the Duck Head distribution in addition to their interests as Delta Woodside stockholders. Some of these executive officers and directors will also be the beneficial owners of more than 5% of the outstanding shares of common stock of Delta Apparel immediately following the Delta Apparel distribution. See "Security Ownership of Significant Beneficial Owners and Management." The Delta Woodside board of directors was aware of these interests and considered them along with the other matters described above under "The Delta Apparel Distribution __ Background of the Delta Apparel Distribution" and "The Delta Apparel Distribution __ Reasons for the Delta Apparel Distribution."

RECEIPT  OF DELTA APPAREL STOCK OPTIONS AND DELTA APPAREL INCENTIVE STOCK AWARDS

     The compensation grants committee of the Delta Apparel board of directors anticipates that, on one or more dates during the first six months following the Delta Apparel distribution, grants under the Delta Apparel stock option plan covering an aggregate of approximately 162,500 Delta Apparel shares will be made and awards under the Delta Apparel incentive stock award plan covering an aggregate of approximately 59,200 Delta Apparel shares will be made, including the following anticipated option and award grants to the following executive officers of Delta Apparel:

     Name and position          Shares Covered by Options(1)   Shares Covered by
     -----------------          ---------------------------    -----------------
                                           Awards(2)
                                           ---------

Robert W. Humphreys                           62,500          20,000
 President and Chief Executive Officer

Herbert  M.  Mueller                          14,000           6,000
 Vice President, Chief Financial Officer
 and Treasurer

Marjorie  F.  Rupp                             8,000           4,000
 Vice President and Secretary
 ___________________________________
(1) The compensation grants committee of the Delta Apparel board of directors anticipates that the stock options will be granted on one or more dates during the six month period. The exercise price for any option will be the stock's closing market value at the date of grant. The compensation grants committee anticipates that the options will vest over a four year period.

(2) The compensation grants committee of the Delta Apparel board of directors anticipates that 20% of each award will vest on a date early in fiscal year 2001 and at the end of each of fiscal year 2001 and fiscal year 2002 and up to the remaining 40% will vest at the end of fiscal year 2002 to the extent that certain performance criteria based on cumulative earnings before interest and taxes are met.

     For a description of the Delta Apparel stock option plan and the Delta Apparel incentive stock award plan and the anticipated treatment under Section 162(m) of the Internal Revenue Code of grants of options and awards under these plans, see "Management of Delta Apparel - Management Compensation."

PAYMENTS  IN  CONNECTION  WITH  DELTA  APPAREL  DISTRIBUTION  AND  DUCK  HEAD
DISTRIBUTION

     In 1997, the Delta Woodside board of directors adopted and the Delta Woodside stockholders approved the Delta Woodside long term incentive plan. Under that plan, award grants could be made to key executives and non-employee directors of Delta Woodside that, depending on the attainment of certain performance measurement goals over a three-year period, could translate into stock options for Delta Woodside shares being granted to participants in the plan. In connection with the exercise of any option granted under the plan, Delta Woodside would pay cash to the participant to offset the income taxes attributable to the option exercise and to such cash payment, using an assumed 38% income tax rate.

     No award grants complying with all the terms of the plan were made. Around the time of adoption of the plan, however, Delta Woodside did identify the individuals who would be plan participants, determined performance targets for these individuals and communicated these actions to the affected individuals. These communications also informed the participants that new three-year performance goals would be established annually.

     To take account of the communications previously made to the plan participants, the fact that all three-year performance periods contemplated by the plan would expire following the record date for the Delta Apparel and Duck Head distributions and the efforts of the key executives and directors on behalf of Delta Woodside leading up to the Delta Apparel distribution and the Duck Head distribution, Delta Woodside's board (based on resolutions of its compensation grants and compensation committees) has decided that, once the record date for the Delta Apparel distribution and the Duck Head distribution is established, Delta Woodside shares shall be issued and cash shall be paid prior to the Delta Apparel and Duck Head record date to those individuals who were intended participants in the plan. These actions, which have been reflected in an amendment to the long term incentive plan, provide that (a) Delta Woodside would issue Delta Woodside shares and make cash payments to the individuals identified for participation in the plan, (b) as a condition to receipt of those Delta Woodside shares and that cash, those individuals would surrender any rights they may have under the plan and (c) no further awards, options or Delta Woodside shares would be granted or issued under the plan.

     The number of Delta Woodside shares to be issued and the cash amounts to be paid have been determined by Delta Woodside's compensation grants and compensation committees and the Delta Woodside board. In determining the number of Delta Woodside shares to be issued to each participant, the Delta Woodside compensation grants committee, compensation committee and board used the closing sale price of the Delta Woodside common stock on March 15, 2000 ($1.50 per share).

     The table below sets forth the Delta Woodside shares that will thereby be issued and the cash that will thereby be paid to the individuals who are directors or executive officers of Delta Apparel. The Delta Woodside board anticipates that these Delta Woodside shares will be issued and this cash will be paid prior to the record date for the Delta Apparel distribution and the Duck Head distribution.


Name                 Delta Woodside Shares(#)              Cash ($)
----                 ------------------------             ---------

William F. Garrett            126,480                       116,280

C.C.  Guy                      13,485                        12,398

Robert  W. Humphreys           48,360                        44,460

Dr. James F. Kane              13,485                        12,398

Dr.  Max  Lennon               13,330                        12,255

E. Erwin Maddrey, II          206,667                       190,000

Buck  A.  Mickel               13,072                        12,018

Bettis C. Rainsford           148,800                       136,800

Shares will also be issued and cash will also be paid to Minor H. Mickel, as personal representative of the estate of Buck Mickel (father of Buck A. Mickel). Buck Mickel was a member of the Delta Woodside board of directors until his death in 1998 and participated in the early stages of that board's strategic planning.

     E. Erwin Maddrey, II is a participant in Delta Woodside's severance plan. Upon the termination of Mr. Maddrey's services as an officer with Delta Woodside (which is anticipated to occur on or about the time of the Delta Apparel distribution and the Duck Head distribution), Delta Woodside will pay Mr. Maddrey $147,115 of severance in accordance with the normal provisions of this plan.

     On or about the time of the Delta Apparel distribution and the Duck Head distribution, William F. Garrett will become the President and Chief Executive Officer of Delta Woodside. In recognition of Mr. Garrett's past service to Delta Woodside and in order to provide him with an additional incentive to remain with Delta Woodside, the Delta Woodside board has authorized the payment to him of $100,000 in connection with the Delta Apparel distribution and the Duck Head distribution and the payment to him of six additional annual payments of $150,000 each, with the first of these annual payments to be made in October 2000. Mr. Garrett will forfeit any of these payments remaining to be made in the event that he voluntarily leaves employment with Delta Woodside or such employment is terminated by Delta Woodside for cause. Any remaining amounts payable to him under the arrangement will be paid to him in the event of his death or disability or in the event there is a change of control of Delta Woodside and he does not remain with Delta Woodside. See also the information below under the subheading "Early Exercisability and Other Amendments of Delta Woodside Stock Options and Amendments to Deferred Compensation Plan".

     Jane H. Greer is the Vice President and Secretary of Delta Woodside. On or about the time of the Delta Apparel distribution and the Duck Head distribution, Ms. Greer will resign from her officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Ms. Greer $53,846 of severance in accordance with the normal provisions of Delta Woodside's severance plan and $400,000 of severance pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and her stock options, all of Ms. Greer's outstanding stock options for Delta Woodside shares (covering an aggregate of 22,500 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Ms. Greer's employment with Delta Woodside.

     David R. Palmer is the Controller of Delta Woodside. On or about the time of the Delta Apparel distribution and the Duck Head distribution, Mr. Palmer will resign from his officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Mr. Palmer $61,250 of severance pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and his stock options, all of Mr. Palmer's unexercisable stock options for Delta Woodside shares (covering an aggregate of 1,250 Delta Woodside shares) will become exercisable in full no later than 5 business days prior to the record date for the Delta Apparel and Duck Head distributions, and all of Mr. Palmer's outstanding stock options for Delta Woodside shares (covering an aggregate of 5,000 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Mr. Palmer's employment with Delta Woodside.

     Brenda L. Jones is the Assistant Secretary of Delta Woodside. On or about the time of the Delta Apparel distribution and the Duck Head distribution, Ms. Jones will resign from her officer positions with Delta Woodside and its subsidiaries. In connection with this resignation, Delta Woodside will pay Ms. Jones $37,019 of severance in accordance with the normal provisions of Delta Woodside's severance plan and $37,019 pursuant to the terms of an employment agreement. Pursuant to amendments to Delta Woodside's stock option plan and her stock options, all of Ms. Jones' unexercisable stock options for Delta Woodside shares (covering an aggregate of 375 Delta Woodside shares) will become exercisable in full no later than 5 business days prior to the record date for the Delta Apparel and Duck Head distributions, and all of Ms. Jones' outstanding stock options for Delta Woodside shares (covering an aggregate of 1,375 Delta Woodside shares) will remain exercisable until their stated expiration dates notwithstanding the termination of Ms. Jones' employment with Delta Woodside.

EARLY EXERCISABILITY AND OTHER AMENDMENTS OF DELTA WOODSIDE STOCK OPTIONS AND AMENDMENTS TO DEFERRED COMPENSATION PLAN
     Pursuant to the distribution agreement, Delta Woodside is providing the holders of outstanding options granted under the Delta Woodside stock option plan, whether or not those options are currently exercisable, with the opportunity to amend the terms of their Delta Woodside stock options. The amendment being offered to each holder provides that:

     (i) all unexercisable portions of the holder's Delta Woodside stock options become immediately exercisable in full on a date that is no later than five
     (5) business days prior to the Delta Apparel record date and the Duck Head record date, which will permit the holder to exercise all or part of the holder's Delta Woodside stock options prior to the Delta Apparel record date and the Duck Head record date (and thereby receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution); and

     (ii) any Delta Woodside stock option that remains unexercised as of the Delta Apparel record date and the Duck Head record date will remain exercisable for only Delta Woodside shares, and for the same number of Delta Woodside shares at the same exercise price, after the Delta Apparel distribution and the Duck Head distribution as before the Delta Apparel distribution and the Duck Head distribution (and not for a combination of Delta Woodside shares, Delta Apparel shares and Duck Head shares).

     Delta Woodside anticipates that all holders of outstanding Delta Woodside stock options will probably enter into the proposed amendment.

     As a result of these amendments, options for Delta Woodside shares will become exercisable earlier than they otherwise would have for the following Named Executives and members of the Delta Apparel board of directors for the following number of Delta Woodside shares:

                           Number  of  Delta  Woodside  shares  covered  by
                           ------------------------------------------------
                           portion of stock options the exercisability of which
                           ----------------------------------------------------
     Name                  will  be  accelerated
     ----                  ---------------------


William  F.  Garrett                         37,500

Herbert  M.  Mueller                          4,500

Marjorie  F.  Rupp                            3,000

     Also, in connection with the Delta Apparel distribution, Delta Woodside has added a provision to the Delta Woodside stock option plan that provides that, so long as a Delta Apparel employee who holds Delta Woodside stock options remains an employee of Delta Apparel or any of its subsidiaries, those Delta Woodside stock options will remain outstanding until the end of their stated term. This amendment will apply to all Delta Woodside stock options currently held by Mr. Humphreys (under which he can acquire an aggregate of 22,500 Delta Woodside shares), Mr. Mueller (under which he can acquire an aggregate of 6,000 Delta Woodside shares) and Ms. Rupp (under which she can acquire an aggregate of 4,000 Delta Woodside shares).

     In connection with the Delta Apparel and Duck Head distributions, each participant in Delta Woodside's deferred compensation plan will be provided with the opportunity to receive all or part of his or her vested deferred compensation account in cash in exchange for consenting to an amendment to the deferred compensation plan. Under the plan amendment, only the corporation that employs the participant, and not any other member of Delta Woodside's current group of corporations, will be responsible in the future for the participant's deferred compensation. Delta Woodside anticipates that each director and officer of Delta Apparel will consent to the proposed plan amendment and will choose to continue to defer his or her vested deferred compensation account under the amended plan.

LEASE  TERMINATIONS
     Delta Woodside has leased its principal corporate office space and space for its benefits department, purchasing department and financial accounting department from a corporation (233 North Main, Inc.), one-half of the stock of which is owned by each of E. Erwin Maddrey, II (a director and significant stockholder of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions he will resign in connection with the Delta Apparel distribution and the Duck Head distribution) and a director and significant stockholder of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Delta Apparel distribution and the Duck Head distribution)). Mr. Maddrey and Ms. Greer are also the directors and executive officers of 233 North Main, Inc. The lease of this space was executed effective September 1, 1998, covers approximately 9,662 square feet at a rental rate of $13.50 per square foot per year (plus certain other expenses) and had an expiration date of August 2003. In connection with the Delta Apparel distribution and the Duck Head distribution, 233 North Main, Inc. and Delta Woodside have agreed that this lease will terminate on the Delta Apparel and Duck Head distribution date in exchange for the payment by Delta Woodside to 233 North Main, Inc. of $135,268. Following the Delta Apparel and Duck Head distribution date, Delta Woodside may continue to use the space on an as needed month-to-month basis at the rental rate of $14.00 per square foot per year (plus certain other expenses).

     Delta Woodside has leased office space in Edgefield, South Carolina from The Rainsford Development Corporation, a corporation wholly owned by Bettis C. Rainsford (a director and significant stockholder of Delta Apparel, Duck Head and Delta Woodside). Mr. Rainsford is a director and executive officer and Brenda L. Jones (Assistant Secretary of Delta Woodside (from which officer position she will resign in connection with the Delta Apparel distribution and the Duck Head distribution)) is an executive officer of The Rainsford Development Corporation. In connection with the Delta Apparel distribution and the Duck Head distribution, The Rainsford Development Corporation and Delta Woodside have agreed that this lease will terminate on the Delta Apparel and Duck Head distribution date in exchange for the payment by Delta Woodside to The Rainsford Development Corporation of $33,299.08.

LEASE  OF  STORE  IN  EDGEFIELD,  SOUTH  CAROLINA

     Duck  Head  leases  a  building in Edgefield, South Carolina from Bettis C.
Rainsford (a director and significant stockholder of Delta Apparel, Duck Head and Delta Woodside) pursuant to an agreement involving rental payments equal to 3% of gross sales of the Edgefield store, plus 1% of gross sales of the store for utilities. Under this lease agreement, $9,944, $11,076 and $10,947 were paid to Mr. Rainsford during fiscal 1997, 1998 and 1999, respectively.

TRANSFERS  OF  LIFE  INSURANCE  POLICIES

     In February 1991, each of E. Erwin Maddrey, II (a director and significant stockholder of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Delta Apparel distribution and the Duck Head distribution) and a director and significant stockholder of Delta Woodside) and Bettis C. Rainsford (a director and significant stockholder of Delta Apparel, Duck Head and Delta Woodside) entered into a stock transfer restrictions and right of first refusal agreement (which this document refers to as a "First Refusal Agreement") with Delta Woodside. Pursuant to each First Refusal Agreement, Mr. Maddrey or Mr. Rainsford, as the case may be, granted Delta Woodside a specified right of first refusal with respect to any sale of that individual's Delta Woodside shares owned at death for five years after the individual's death. In connection with the First Refusal Agreements, life insurance policies were established on the lives of Mr. Maddrey and Mr. Rainsford. Under the life insurance policies on the life of each of them, $30 million is payable to Delta Woodside and $10 million is payable to the beneficiary or beneficiaries chosen by the individual. Nothing in either First Refusal Agreement restricts the freedom of Mr. Maddrey or Mr. Rainsford to sell or otherwise dispose of any or all of his Delta Woodside shares at any time prior to his death or prevents Delta Woodside from canceling the life insurance policies payable to it for $30 million on either Mr. Maddrey's or Mr. Rainsford's life. A First Refusal Agreement terminates if the life insurance policies payable to the applicable individual's beneficiaries for $10 million are canceled by reason of Delta Woodside's failure to pay the premiums on those policies.

     In connection with the Delta Apparel distribution and the Duck Head distribution, Delta Woodside has agreed with each of Mr. Maddrey and Mr. Rainsford that, effective as of a date on or about the date the Delta Apparel distribution and the Duck Head distribution occur, that individual's First Refusal Agreement will terminate and, if the individual desires, Delta Woodside will transfer to the individual the $10 million life insurance policies on his life the proceeds of which are payable to the beneficiary or beneficiaries he selects. After this transfer, the recipient individual will be responsible for payment the premiums on these life insurance policies. Delta Woodside will allow the remaining $30 million of life insurance payable to Delta Woodside to lapse.

EMPLOYEE  BENEFIT  SERVICES

     On or about the date of the Delta Apparel distribution, Delta Apparel anticipates engaging Carolina Benefit Services, Inc. to provide payroll processing and 401(k) plan administration services for Delta Apparel. Carolina Benefit Services, Inc. is owned by E. Erwin Maddrey, II (a director and significant stockholder of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Delta Apparel distribution and the Duck Head distribution) and a director and significant stockholder of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Delta Apparel distribution and the Duck Head distribution)). Mr. Maddrey and Ms. Greer are also directors and executive officers of Carolina Benefit Services, Inc.

     For the services to be provided by Carolina Benefit Services, Delta Apparel anticipates paying fees based on the numbers of employees, 401(k) plan participants and plan transactions and other items. Delta Apparel anticipates that on an annual basis these fees will be approximately $84,000. The initial term of the engagement will be one year. Delta Apparel elected to engage Carolina Benefit Services to provide these services after receiving proposals from other providers of similar services and determining that Carolina Benefit Services' proposal was Delta Apparel's least costly alternative.

     Carolina Benefit Services expects that it will provide similar payroll processing and 401(k) plan administration services to Duck Head and 401(k) plan administration services to Delta Woodside after the Delta Apparel distribution and the Duck Head distribution.